Exhibit 99.1

Astoria Financial Corporation to Announce Third Quarter Earnings & Host Conference Call

LAKE SUCCESS, N.Y., Sept. 25 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF), announced that it expects to report third quarter earnings on Thursday, October 19, 2006 at approximately 4:15 p.m. Eastern Time (ET). A copy of the news release will be immediately available on its web site, http://www.astoriafederal.com.

The Company also announced that George L. Engelke, Jr., Chairman, President & CEO of Astoria will host an earnings conference call on Friday, October 20, 2006 at 9:00 a.m. (ET).

Toll-free dial-in: (800) 967-7140

International dial-in: (719) 457-2629

A simultaneous webcast of the conference call will also be available on the Company’s web site at http://www.astoriafederal.com and will be archived for one year.

A telephone replay will be available on Friday, October 20, 2006 from 12:00 p.m. (ET) through Friday, October 27, 2006, 11:59 p.m.

Replay # (Domestic): (888) 203-1112 - Passcode: 2849847

Replay # (International): (719) 457-0820 - Passcode: 2849847

Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $21.9 billion is the sixth largest thrift institution in the United States. Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $13.1 billion and embraces its philosophy of Putting people first by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, http://www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network covering twenty-four states, primarily the East Coast, and the District of Columbia, and through correspondent relationships covering forty-four states and the District of Columbia.

Contact:	Peter J. Cunningham
First Vice President, Investor Relations
516-327-7877
ir@astoriafederal.com

SOURCE  Astoria Financial Corporation
           -0-                                               09/25/2006
           /CONTACT: Peter J. Cunningham, First Vice President, Investor Relations of Astoria Federal, +1-516-327-7877, or ir@astoriafederal.com/
           /Web Site:  http://www.astoriafederal.com/
           (AF)